                       AGREEMENT OF PURCHASE AND SALE OF STOCK

                                     by and among


                                   BTR DUNLOP, INC.
                                a Delaware Corporation


                                      BTR, INC.
                                a Delaware corporation


                                 HAWKER PACIFIC, INC.
                               a California corporation


                                         and


                                     AQHAWK, INC.
                               a California corporation


                           Effective as of November 1, 1996

                                        INDEX


1.  PURCHASE AND SALE OF SHARES...............................................1
    1.1  SALE AND TRANSFER OF SHARES..........................................1
    1.2  CONSIDERATION FROM BUYER AT CLOSING..................................1

2.  REPRESENTATIONS AND WARRANTIES --.........................................1
    2.1  ORGANIZATION.........................................................2
    2.2  STOCK OF CORPORATION.................................................2
    2.3  SUBSIDIARIES.........................................................2
    2.4  FINANCIAL STATEMENTS.................................................2
    2.5  ABSENCE OF SPECIFIED CHANGES.........................................3
    2.6  ABSENCE OF UNDISCLOSED LIABILITIES...................................4
    2.7  TAX RETURNS, AUDITS AND TAXES........................................4
    2.8  ASSETS OF BUSINESS...................................................5
    2.9  TITLE TO ASSETS......................................................6
    2.10 CUSTOMERS AND SALES..................................................7
    2.11 INSURANCE POLICIES...................................................7
    2.12 OTHER CONTRACTS......................................................7
    2.13 COMPLIANCE WITH LAWS.................................................7
    2.14 LITIGATION...........................................................8
    2.15 AGREEMENT WILL NOT CAUSE BREACH OR VIOLATION.........................9
    2.16 AUTHORITY AND CONSENTS...............................................9
    2.17 RELATED INTERESTS....................................................9
    2.18 CORPORATE DOCUMENTS..................................................9
    2.19 PERSONNEL...........................................................10
    2.20 AUTHORITY...........................................................10
    2.21 FULL DISCLOSURE.....................................................10

3.  REPRESENTATIONS AND WARRANTIES - BUYER...................................11
    3.1  ORGANIZATION........................................................11
    3.2  CONSENTS............................................................11
    3.3  INVESTMENT PURPOSES.................................................11

4.  SELLING PARTIES' OBLIGATIONS BEFORE CLOSING..............................11
    4.1  BUYER'S ACCESS......................................................11
    4.2  CONDUCT OF BUSINESS.................................................11
    4.3  CORPORATE MATTERS...................................................11
    4.4  EMPLOYEES AND COMPENSATION..........................................12
    4.5  NEW TRANSACTIONS....................................................12
    4.6  DIVIDENDS, DISTRIBUTIONS, AND ACQUISITIONS..........................12
    4.7  PAYMENT OF LIABILITIES AND WAIVER OF CLAIMS.........................12
    4.8  EXISTING AGREEMENTS.................................................12
    4.9  CONSENTS OF OTHERS..................................................12

5.  INFORMATION TO BE HELD IN CONFIDENCE.....................................13

6.  CONDITIONS PRECEDENT TO BUYER'S PERFORMANCE..............................13
    6.1  ACCURACY OF REPRESENTATIONS AND WARRANTIES..........................13
    6.2  PERFORMANCE BV SELLING PARTIES......................................13
    6.3  NO MATERIAL ADVERSE CHANGE..........................................13
    6.4  ABSENCE OF LITIGATION...............................................14
    6.5  FINANCIAL POSITION .................................................14
    6.6  SHAREHOLDER APPROVAL ...............................................14
    6.7  CONSENTS............................................................14
    6.8  APPROVAL OF DOCUMENTATION...........................................14
    6.9  RESIGNATIONS........................................................14
    6.10 DELIVERIES..........................................................14

7.  CONDITIONS PRECEDENT TO SELLING PARTIES'.................................14
    7.1  ACCURACY OF REPRESENTATIONS AND WARRANTIES..........................15
    7.2  BUYER'S PERFORMANCE.................................................15
    7.3  BUYER'S CORPORATE APPROVAL..........................................15
    7.4  ABSENCE OF LITIGATION...............................................15
    7.5  DELIVERIES..........................................................15

8.  THE CLOSING..............................................................15
    8.1  TIME AND PLACE......................................................15
    8.2  EFFECTIVE DATE......................................................15
    8.3  SELLING PARTIES' OBLIGATIONS AT CLOSING.............................15
    8.4  BUYER'S OBLIGATIONS AT CLOSING......................................16

9.  OBLIGATIONS AFTER CLOSING................................................16
    9.1  SELLER'S INDEMNITY..................................................16
    9.2  INDEMNITY OF SHAREHOLDER............................................17
    9.3  SURVIVAL OF REPRESENTATIONS, WARRANTIES AND COVENANTS...............17
    9.4  CLAIMS..............................................................17
    9.5  LIMITATIONS.........................................................18

10. PUBLICITY................................................................19

11. COSTS....................................................................19
    11.1 FINDER'S OR BROKER'S FEES...........................................19
    11.2 EXPENSES............................................................19

12. REMEDIES.................................................................19
    12.1 SPECIFIC PERFORMANCE AND WAIVER.....................................19
    12.2 TERMINATION.........................................................19

13. GENERAL PROVISIONS.......................................................20
    13.1  NOTICES............................................................20
    13.2  TIME...............................................................20
    13.3  ENTIRE AGREEMENT...................................................20
    13.4  SURVIVAL...........................................................20
    13.5  APPLICABLE LAW.....................................................20
    13.6  ATTORNEYS FEES.....................................................21
    13.7  FURTHER ASSURANCES.................................................21
    13.8  COUNTERPARTS.......................................................21
    13.9  HEADINGS AND GENDER................................................22
    13.10 SUCCESSORS.........................................................23

                                TABLE OF DEFINED TERMS


    Agreement.................................................................1
    BTR.......................................................................1
    Buyer.....................................................................1
    Closing..................................................................15
    Closing Date.............................................................15
    Consents.................................................................12
    Corporation...............................................................1
    Effective Date...........................................................15
    Indemnified Party........................................................17
    Indemnifying Party.......................................................17
    Indemnity................................................................16
    Laws......................................................................8
    Losses...................................................................16
    Shareholder...............................................................1
    Shares....................................................................1
    Third Party Claim........................................................18
    Trademarks................................................................6

                                  TABLE OF EXHIBITS


EXHIBIT  DESCRIPTION                                                   PAGE NO.
--------------------------------------------------------------------------------

  A-1    Hawker Financial Statements:  12/31/93, '94, '95                 2

  A-2    Hawker Financial Statements:  1/96 through 10/96                 2

   B     Absence of Specified Changes                                     2

   C     Description of Real Property                                     4

   D     Tangible Personal Property                                       4

   E     Accounts Receivable Aging as of October 31, 1996                 5

   F     Trade Names, Trademarks and Copyrights                           5

  F-1    Trademark License Agreement                                      5

   G     Title to Assets                                                  5

  G-1    Encumbered Assets                                                5

   H     Customers and Sales                                              5

   I     Insurance Policies                                               5

   J     Other Contracts (including Dunlop Agreements)                    6

   K     Compliance with Laws                                             6

   L     Pending Litigation                                               7

   M     Breach or Violations, Required Consents                          7

   N     Related Interests                                                7

   O     Employee Information                                             8

   P     Employment Contracts and Related Agreements                      8

   Q     Severance Agreements                                             8

   R     Powers of Attorney, Bank Information                             8

   S     Normal Compensation Increases                                    9

   T     Opinion from Peter M. Kent, Esq.                                12

   U     BTR Noncompetition Agreement                                    12

   V     Environmental Indemnity Agreement                               12

                       AGREEMENT OF PURCHASE AND SALE OF STOCK



              THIS AGREEMENT OF PURCHASE AND SALE OF STOCK (the "Agreement") is made and effective as of the 27th day of November, 1996 by and among BTR Dunlop, Inc., a Delaware corporation ("BTR"), BTR, INC., a Delaware corporation ("Shareholder"), AQHAWK, INC., a California corporation ("Buyer"), and HAWKER PACIFIC, INC., a California corporation ("Corporation"). Shareholder and Corporation are sometimes collectively referred to in this Agreement as "Selling Parties".




                                       RECITALS

              A.   Shares

              Shareholder holds one hundred percent (100%) of the issued and outstanding stock (collectively, the "Shares") of Corporation.


              B.   Intentions

              Pursuant to the terms and conditions hereof, Buyer desires to purchase and acquire from Shareholder, and Shareholder desires to sell, assign, transfer, convey and deliver to Buyer, the Shares.

              NOW, THEREFORE, for good and valuable consideration, the receipt and adequacy of which is hereby acknowledged and agreed to, the parties hereto agree as follows:


    1.        PURCHASE AND SALE OF SHARES

                   1.1 SALE AND TRANSFER OF SHARES. Pursuant to the terms and conditions hereof, on the Closing Date (defined in Paragraph 8.1 hereof), Shareholder shall sell, assign, transfer, convey and deliver the Shares to Buyer, and Buyer shall purchase and acquire the Shares from Shareholder.

                   1.2 CONSIDERATION FROM BUYER AT CLOSING. As payment for the transfer of the Shares by Shareholder to Buyer, Buyer shall deliver at the Closing (defined in Paragraph 8.1 hereof) in accordance with the provisions of Paragraph 8.3 hereof by wire transfer to an account designated by Shareholder the sum of Twenty-Nine Million Eight Hundred Two Thousand Eight Hundred Sixty-One Dollars ($29,802,861) as payment in full for the Shares.

              2.   REPRESENTATIONS AND WARRANTIES -- SHAREHOLDER

              As a material inducement to Buyer's entering into this Agreement and consummating the transaction set forth herein, Shareholder represents and warrants as of the date hereof that:

                   2.1 ORGANIZATION. Corporation is a corporation duly organized, validly existing, and in good standing under the laws of the State of California, and has all necessary corporate powers to own its properties and to operate its business as now owned and operated by it.

                   2.2  STOCK OF CORPORATION

                        a. CAPITAL STRUCTURE. The authorized capital stock of Corporation consists of ten thousand (10,000) shares of common stock, with par value of One Hundred Dollars ($100) per share, five thousand (5,000) of which are issued and outstanding and comprise the Shares. All the Shares are validly issued, fully paid, and nonassessable, and were issued in full compliance with all federal and state securities laws. There are no outstanding subscriptions, options, rights, warrants, convertible securities, preferred shares or other agreements or commitments obligating Corporation to issue or to transfer from treasury any additional shares of its capital stock of any class.

                        b. TITLE TO SHARES. Shareholder is the owner, beneficially and of record, of the Shares free and clear of all liens, encumbrances, security agreements, equities, options, claims, charges, and restrictions. Shareholder has full power to transfer the Shares to Buyer without obtaining the consent or approval of any other person, entity or governmental authority.

                   2.3 SUBSIDIARIES. Corporation does not own, directly or indirectly, any interest or investment (whether equity or debt) in any corporation, partnership, business, trust, or other entity.

                   2.4 FINANCIAL STATEMENTS. Exhibit "A-1" to this Agreement consists of the reviewed balance sheets of Corporation as of December 31, 1993, 1994 and 1995; and the related statements of income and retained earnings for the three years ending on those dates. Exhibit "A-2" to this Agreement consists of unaudited balance sheets of Corporation as of August 31, 1996, September 30, 1996 and October 31, 1996, together with related statements of income and retained earnings for the one (1) month periods ending on those dates, which unaudited statements accurately present Corporation's financial condition for those periods and all information normally reported to Corporation's independent public accountants for the preparation of Corporation's financial statements. The financial statements in Exhibits "A-1" and "A-2" are collectively referred to herein as the "Financial Statements". The Financial Statements have been prepared in accordance with generally accepted accounting principles consistently followed by Corporation throughout the periods indicated, and accurately present the financial position of Corporation as of the respective dates of the balance sheets included in the Financial Statements, and the results of Corporation's operations for the respective periods to which the Financial Statements apply; provided, however, that the parties hereto agree that the purchase price set forth in Paragraph 1.2 hereof accounts for (i) slow and non-moving, surplus and obsolete inventory, (ii) the inclusion of freight costs in inventory, (iii) work-in-progress overhead included in inventory, (iv) prepaid insurance for which Buyer will not be able to realize any benefit, (v) deferred learning costs, (vi) the market value of Corporation's machinery and equipment, (vii) any liability relating to the discount granted to Federal Express, (viii) a currency exchange adjustment and a tax liability relating to Corporation's Dutch operations in the amounts of $35,000 and $55,000 respectively, and (ix) a doubtful account receivable from Tristar in the amount of $166,000 and a claim in the amount of $188,000 from QAD, Inc. for royalty payments pursuant to a license agreement and arrangement between Corporation and QAD, Inc. Accordingly, Buyer shall have no claim under Paragraph 2.4 hereof or any other provision of this Agreement, and the purchase price shall not be subject to any adjustment, for the matters set forth in clauses (i) through (ix) of this Paragraph 2.4.

                   2.5 ABSENCE OF SPECIFIED CHANGES. Except as set forth in Exhibit "B" attached hereto, since August 31, 1996, there has not been any:

                        a. Transaction by Corporation except in the ordinary course of business as conducted on that date;

                        b.   Capital expenditure by Corporation exceeding
$100,000;

                        c. Material adverse change in the financial condition, liabilities, assets, receivables, business, or prospects of Corporation;

                        d. Destruction, damage to, or loss of any asset of Corporation (whether or not covered by insurance) that adversely affects the financial condition, business, or prospects of Corporation;

                        e. Change in accounting methods or practices (including, without limitation, any change in depreciation or amortization policies or rates) by Corporation;

                        f.   Revaluation by Corporation of any of its assets;

                        g. Declaration, setting aside, or payment of a dividend or other distribution relating to the capital stock of Corporation, or any direct or indirect redemption, purchase, or other acquisition by Corporation of any of its shares of capital stock;

                        h. Collection of receivables, or incurrence or payment of trade payables by Corporation inconsistent with historical practices;

                        i. Increase in the salary or other compensation payable or to become payable by Corporation to any of its officers, directors, or employees, or the declaration, payment, or commitment or obligation of any kind for the payment, by Corporation, of a bonus or other additional salary or compensation to any such person;

                        j. Sale or transfer of any asset of Corporation, except in the ordinary course of business;

                        k. Amendment or termination of any contract, agreement, or license to which Corporation is a party, except in the ordinary course of business;

                        l. Loan by Corporation to any person or entity, or guaranty by Corporation of any loan;

                        m. Mortgage, pledge, or other encumbrance of any asset of Corporation;

                        n. Waiver or release of any right or claim of Corporation, except in the ordinary course of business;

                        o. Commencement or notice or threat of commencement of any civil litigation or any governmental proceeding against or investigation of Corporation or its affairs;

                        p. Threat of strike, walkout or other labor action, or claim of wrongful discharge or other unlawful labor practice or action against Corporation;

                        q. Issuance or sale by Corporation of any shares of its capital stock of any class, or of any other of its securities, or any right to purchase any of same;

                        r. Agreement by Corporation to do any of the things described in the preceding Paragraphs 2.5.a through 2.5.q; or

                        s. Any other event or condition of any nature, kind or character that has, had or might have a material adverse effect on the financial condition, business, assets, receivables, liabilities, and/or prospects of Corporation.

                   2.6 ABSENCE OF UNDISCLOSED LIABILITIES. Corporation does not have any debt, liability, or obligation of any nature, whether accrued, absolute, contingent, or otherwise, and whether due or to become due, that is not reflected or reserved against in Corporation's balance sheet dated as of October 31, 1996, included in the Financial Statements, except for (i) those that may have been incurred by Corporation after the date of said balance sheet and, to the extent not incurred in the ordinary course of business, have been disclosed to Buyer in writing, (ii) those that are not required by generally accepted accounting principles to be included in a balance sheet, and which were incurred in the ordinary course of Corporation's business and are usual and normal in kind and amount both individually and in the aggregate, and (iii) the matters described in the proviso to the penultimate sentence of Paragraph 2.4 hereof.

                   2.7 TAX RETURNS, AUDITS AND TAXES. Within the times and in the manner prescribed by law, Corporation has filed all federal, state, and local tax returns required by law and has paid all taxes, assessments, and penalties due and payable. The federal income tax and California income and franchise tax returns of Corporation have not been audited within ten (10) years from the date hereof. Corporation has no present or pending disputes regarding taxes of any nature with any taxing authority Corporation has never filed, and will not file on or before the Closing Date, any consent under Section 341(f) of the Internal Revenue Code. Corporation and Shareholder have paid any and all taxes due under applicable federal, state and local laws, including all income and sales taxes, for or in relation to Corporation's operations up to the Effective Date (defined in Paragraph 8.2 hereof), except for employee related and sales taxes which Corporation has paid through the Closing Date.

                   2.8  ASSETS OF BUSINESS

                        a.   REAL PROPERTY

                             (1)  DESCRIPTION. Exhibit "C" to this Agreement
contains a brief description (including address, lot size, number of buildings, leased or owned, etc.), as of the Effective Date, of each location from which Corporation conducts any of its operations, and/or in which any of Corporation's assets are located. Exhibit "C" to this Agreement contains true and complete copies of all leases, as amended to date, for said real properties. There does not exist any default or event that, with notice or lapse of time or both, would constitute a default under any said leases.

                             (2) ZONING. Corporation has received no notice of,
and Shareholder otherwise has no knowledge that, the zoning of each parcel of real property described in Exhibit "C" does not in any way permit the presently existing improvements and the continuation of the business presently being conducted on such real property by Corporation.

                        b. INVENTORY. All items described as inventory on the balance sheet of Corporation as of October 31, 1996 are located on the real property described in Exhibit "C" hereof, except for sales made in the ordinary course of business since the date of said balance sheet. For each said sale, either the purchaser has made full payment or the purchaser's liability to make payment is reflected in the books of Corporation. No items included in the Inventories have been pledged as collateral or are held by Corporation on consignment from others.

                        c. OTHER TANGIBLE PERSONAL PROPERTY. Exhibit "D" to this Agreement is a complete and accurate schedule describing, and specifying the location of, all trucks, automobiles, machinery, equipment, furniture, supplies, tools, dies, rigs, molds, patterns, drawings, and all other tangible personal property owned by, in the possession of, or used by Corporation in any way valued in excess of $25,000, except for Corporation's inventories. The property listed in Exhibit "D" constitutes all such tangible personal property necessary for the conduct by Corporation of it business as now conducted. All the motor vehicles listed in Exhibit "D", if any, are in operating condition and repair and have current smog certifications. Except as stated in Exhibit "D", no personal property used by Corporation in connection with its business is held under any lease, security agreement, conditional sales contract, or other title retention or security arrangement, or is located other than on or in the real property described in Exhibit "D" hereto.

                        d. ACCOUNTS RECEIVABLE. Exhibit "E" to this Agreement is a complete and accurate schedule of the accounts receivable of Corporation as of October 31, 1996, reflected in the balance sheet as of that date, included in the Financial Statements, together with an accurate aging thereof. Those accounts receivable, and all accounts receivable of Corporation created after that date, arose from valid sales in the ordinary course of business.

                        e. TRADE NAMES. TRADEMARKS. AND COPYRIGHTS. Exhibit "F" to this Agreement is a list of all trade names, trademarks, service marks, and copyrights (collectively, "Trademarks") and their registrations, if any, owned or in any way used by Corporation, or in which Corporation has any rights or licenses, together with a brief description of each. Corporation owns, or to Selling Parties' knowledge, is entitled to use all Trademarks and, to Selling Parties' knowledge, its use thereof does not, and will not, conflict with, infringe on, or otherwise violate any rights of others. Selling Parties have no knowledge of any infringement or alleged infringement by others of any Trademarks. To Selling Parties' knowledge, Corporation has not infringed, and is not now infringing, on any trade name, trademark, service mark, or copyright belonging to any other person or entity. Except as set forth in Exhibit "F", Corporation is not a party to any license, agreement, or arrangement, whether as licensor, licensee, franchiser, franchisee, or otherwise, with respect to any Trademarks, or applications therefor. Corporation's continued right to use the Trademarks after the Closing shall be subject to a license agreement, in form and substance as attached hereto as Exhibit "F-1"

                        f. PATENTS AND PATENT RIGHTS. Corporation holds no, and, as applicable, is not a party to any (i) patents, (ii) rights, licenses, covenants not to sue or similar immunities from prosecution. To Selling Parties' knowledge, no aspect of Corporation's operations infringes on any patent or violates in any material way any other proprietary, protected or personal right of any person or entity.

                   2.9 TITLE TO ASSETS. Except as set forth in Exhibit "G" hereto which lists leased assets, financed assets and assets used in the provision to Corporation of central services by BTR, Inc., a Delaware corporation, Corporation has good and marketable title to all its assets and interests in assets, whether real, personal, mixed, tangible, or intangible, which constitute all the assets and interests in assets that are used or related to the business or operations of Corporation. Except as listed on Exhibit "G-1", all such assets are free and clear of (i) restrictions on or conditions to transfer or assignment, and (ii) mortgages, liens, pledges, charges, encumbrances, equities, claims, easements, rights of way, covenants, conditions, or restrictions, except for (a) those disclosed in Corporation's balance sheet dated as of October 31, 1996, included in the Financial Statements, and (b) the lien of current taxes not yet due and payable. Corporation is not in default or in arrears in any material respect under any lease. Taken as a whole, all real property and tangible personal property of Corporation are in good operating condition and repair, ordinary wear and tear excepted. Corporation occupies all premises leased to it from others. Neither Shareholder, nor any officer, director, or employee of Corporation, nor any spouse, child, or other relative of any of these persons, owns, or has any interest, directly or indirectly, in any of the real or personal property owned by or leased to Corporation, or any Trademarks or trade secrets licensed by Corporation or otherwise used by Corporation in relation to its operations.

                   2.10 CUSTOMERS AND SALES. Exhibit "H" to this Agreement is a correct and current list of the top one hundred (100) customers of Corporation by 1995 sales, together with summaries of the sales made to each customer year to date for Corporation's current fiscal year and its 1995 fiscal year. Except as indicated in Exhibit "H", neither Corporation nor Shareholder has any information, or is aware of any facts, indicating that any of these customers intend to cease doing business with Corporation or materially decrease the amount of business they are presently doing with Corporation.

                   2.11 INSURANCE POLICIES. Exhibit "I" to this Agreement is a description of all insurance policies held by Corporation related to its operations and properties. All said policies are in the respective coverage amounts set forth in Exhibit "I". Corporation has maintained and now maintains
(i) insurance on all their assets and businesses of a type customarily insured, covering property damage and loss of income by fire or other casualty, (ii) insurance in a customary amount against all liabilities, claims, and risks against which it is customary to insure and (iii) the appropriate amount of workmen's compensation insurance. Corporation is not in default with respect to payment of premiums on any such policy. Except as set forth in Exhibit "I", no claim by Corporation is pending under any such policy. All such insurance is provided to Corporation under blanket insurance policies obtained by BTR, plc, and will terminate as of the Closing, unless otherwise agreed in writing by Shareholder and Company.

                   2.12 OTHER CONTRACTS. Except for the agreements listed in Exhibit "J" hereto, copies of which have been furnished or made available to Buyer, Corporation is not a party to, nor is the property of Corporation bound by, any distributor's or manufacturer's representative or agency agreement; any output or requirements agreement; any agreement not entered into in the ordinary course of business; any indenture, mortgage, deed of trust, or lease; or any agreement that is not customary in nature, duration, or amount (including any agreement requiring the performance by Corporation of any obligation for a period of time extending beyond one year from Closing Date or calling for consideration of more than $2,500). Except as set forth in Exhibit "J" to this Agreement, there is no default or event that, with notice or lapse of time or both, would constitute a default by Corporation, or to the best of Selling Parties' knowledge, by any other party to any of said agreements. Corporation has not received notice that any party to any of said agreements intends to cancel or terminate any of said agreements or to exercise or not exercise any options under any of said agreements. Corporation is not a party to, nor is Corporation's property bound by, any agreement that is materially adverse to the business, operations, properties, or financial condition of Corporation.

                   2.13 COMPLIANCE WITH LAWS.

                        a. ENVIRONMENTAL. Except as set forth in Exhibit "K" hereto, to the best of Selling Parties' knowledge, (i) there are no underground storage tanks located on the real property described in Exhibit "D" in which any Hazardous Substance (defined below) has been or is being stored, nor has there been any spill, disposal, discharge, or release of any Hazardous Material into, upon, from, or over any part of said real property or into or upon ground or surface water on any part of said real property and (ii) there are no asbestos-containing materials incorporated into the building or interior improvements that are part of said real property, or into other assets of Corporation, nor any electrical transformer or other equipment owned by Corporation containing PCBs, in violation of any applicable federal, state or local law, regulation, code or ordinance in effect on the date hereof (collectively, the "Laws"). Except as set forth in Exhibit "K" hereto, Corporation has complied in all respects with all environmental protection, clean-up and/or control laws, and has not been cited at any time for any violation thereof. There is no pending audit known to Selling Parties or any of their officers by any federal, state, or local governmental authority with respect to any groundwater, soil, or air monitoring; the storage, burial, release, transportation, use or disposal of any Hazardous Substances; or the use of underground storage tanks by Corporation or otherwise relating to the facilities or operations of Corporation. Corporation has no agreement with any third party or federal, state, or local governmental authority relating to any such environmental matter or any environmental cleanup. For purposes of this Agreement, a "Hazardous Substance" is any substance regulated, controlled, defined as hazardous, or which otherwise falls within the scope of any environmental Laws, or other Laws regarding the public health and safety.

                        b. OSHA. Corporation has complied in all respects with all requirements of the Occupational Safety and Health Act and its California equivalents, and all regulations promulgated under any such legislation, the consequences of a violation of which could have a material adverse effect on Corporation's operations, and with all orders, judgments, and decrees of any tribunal under such legislation that apply to Corporation's business, operations or facilities.

                        c. FOREIGN. Corporation is not in violation of any provision of the Export Administration Amendments of 1977 or the Foreign Corrupt Practices Act of 1977. Corporation has not directly or indirectly paid or delivered any fee, commission, or other money or property, however characterized, to any finder, agent, government official, or other party, in the United States or any other country, that is in any manner related to the business or operations of Corporation that Shareholder or Corporation knows or has reason to believe to have been illegal or not accurately reflected on the books and records of Corporation.

                        d. GENERAL. Corporation has complied in all material respects with, and is not in violation of, any other laws (including any applicable building, zoning, or health and safety laws).

                   2.14 LITIGATION. Except as set forth in Exhibit "L", there is not pending, or, to the best knowledge of Selling Parties, threatened, any suit, action, arbitration, or legal, administrative, or other proceeding, or governmental investigation against or affecting Corporation or any of its business, assets, operations or financial condition. The matters set forth in Exhibit "L", if decided adversely to Corporation, will not result in a material adverse change in the business, assets, operations or financial condition of Corporation. Selling Parties have furnished or made available to Buyer copies of all relevant court papers and other documents relating to the matters set forth in Exhibit "L". Corporation is not in default with respect to any order, writ, injunction, or decree of any federal, state, local, or foreign court, department, agency, or instrumentality. Except as set forth in Exhibit "L", neither Corporation nor Shareholder presently is engaged in any legal action to recover monies due to or damages sustained by Corporation.

                   2.15 AGREEMENT WILL NOT CAUSE BREACH OR VIOLATION. Except as set forth in Exhibit "M" to this Agreement, the consummation of the transactions contemplated by this Agreement will not result in or constitute: (i) a breach of any term or provision of this Agreement; (ii) a default or an event that, with notice or lapse of time or both, would be a default, breach, or violation of the articles of incorporation or bylaws of Corporation or any lease, license, promissory note, sales contract, conditional sales contract, commitment, indenture, security agreement, mortgage, deed of trust, or other agreement, instrument, or arrangement to which Shareholder or Corporation is a party or by which either of them or the property of either of them is bound, (iii) an event that would permit any party to terminate any agreement or to accelerate the maturity of any indebtedness or other obligation of Corporation; or (iv) the creation or imposition of any lien, charge, or encumbrance on any of Corporation's properties or other assets.

                   2.16 AUTHORITY AND CONSENTS. Selling Parties have the right, power, legal capacity, and authority to enter into, and perform their respective obligations under, this Agreement. No approvals or consents of any persons other than Selling Parties are necessary in connection therewith. The execution and delivery of this Agreement by Corporation has been duly authorized by all necessary corporate action.

                   2.17 RELATED INTERESTS. Except as set forth in Exhibit "N", neither Shareholder, nor any officer, director, or employee of Shareholder or Corporation, nor any spouse or child of any of them has any direct or indirect interest in any competitor, supplier, or customer of Corporation, or in any person from whom or to whom Corporation leases any real or personal property, or in any other person with whom Corporation is doing business.

                   2.18 CORPORATE DOCUMENTS. Selling Parties have furnished to Buyer for its examination (i) copies of the articles of incorporation and bylaws of Corporation; (ii) the minute books of Corporation containing all records required to be set forth of all proceedings, consents, actions, and meetings of the shareholders and board of directors of Corporation; (iii) all permits, orders, and consents issued by the California Commissioner of Corporations with respect to Corporation, or any securities of Corporation, and all applications for such permits, orders, and consents; and (iv) the stock transfer books of Corporation setting forth all transfers of any capital stock and copies of all share certificates representing shares currently issued and outstanding.

                   2.19 PERSONNEL.

                        a. IDENTIFICATION AND COMPENSATION. Exhibit "O" is a list of the names and addresses of all officers, directors, key employees, agents, and manufacturer's representatives of Corporation, stating the rates of compensation payable to each and their respective benefit packages, if any.

                        b. EMPLOYMENT CONTRACTS AND BENEFITS. Exhibit "P" to this Agreement is a list of all employment contracts and collective bargaining agreements, and all pension, bonus, profit-sharing, stock option, or other agreements or arrangements providing for employee remuneration or benefits to which Corporation is a party or by which Corporation is bound. All said contracts and arrangements are in full force and effect, and neither Corporation nor any other party is in default under any of them. There have been no claims of defaults and, to the best knowledge of Selling Parties, there are no facts or conditions that if continued, or on delivery of notice, would result in a default under said contracts or arrangements. There is no pending or, to Selling Parties' knowledge, threatened labor dispute, strike, or work stoppage affecting Corporation's business or operations. Corporation's employees are not unionized, and to Selling Parties' knowledge, none of Corporation's employees are seeking unionization. Corporation has complied with all applicable laws for each of their respective employee benefit plans, including the provisions of the Employee Retirement Income Security Act (ERISA) if and to the extent applicable. There are no threatened or pending claims by or on behalf of any such benefit plan, by or on behalf of any employee covered under any such plan, or otherwise involving any such benefit plan, that allege a breach of fiduciary duties or violation of other applicable state or federal law; nor is there, to Selling Parties' knowledge, any basis for such a claim. Except as set forth in Exhibit "Q", Corporation has not entered into any severance or similar arrangement in respect of any present or former employee that will result in any obligation, absolute or contingent, of Buyer or Corporation to make any payment to any present or former employee following termination of employment.

                   2.20 AUTHORITY. Exhibit "R" lists (i) the names and addresses of all persons holding a power of attorney on behalf of Corporation, and (ii) the names and addresses of all banks or other financial institutions in which Corporation has an account, deposit, or safe deposit box, along with the names of all persons authorized to draw on said accounts or deposits or to have access to said boxes.

                   2.21 FULL DISCLOSURE. None of the representations and warranties made by Shareholder and/or Corporation, or made in any certificate or memorandum furnished or to be furnished to Buyer by Shareholder and/or Corporation pursuant to an express provision of this Agreement, contains or will contain any untrue statement of a material fact, or omits or will omit any fact or facts necessary to make the statements made, in light of the circumstances under which they were made, not misleading.

              3. REPRESENTATIONS AND WARRANTIES - BUYER

              As a material inducement to Selling Parties' entering into this Agreement and consummating the transaction set forth herein, Buyer represents and warrants that:

                   3.1 ORGANIZATION. Buyer is a corporation duly organized, validly existing, and in good standing under the laws of the State of California. The execution and delivery of this Agreement, and the consummation of the transactions set forth herein, by Buyer have been duly authorized, and no further corporate authorization is necessary on the part of Buyer.

                   3.2 CONSENTS. No consent, approval, or authorization of, or declaration, filing, or registration with, any federal or state governmental or regulatory authority is required to be made or obtained by Buyer in connection with the execution, delivery, and performance of this Agreement and the consummation of the transactions contemplated by this Agreement.

                   3.3 INVESTMENT PURPOSES. Buyer is purchasing the Shares for investment purposes only, and not with any present intention of reselling or distributing the Shares.


              4.   SELLING PARTIES' OBLIGATIONS BEFORE CLOSING

              Selling Parties covenant that from the date of this Agreement until the Closing:

                   4.1 BUYER'S ACCESS. Buyer and its counsel, accountants, and other representatives shall have full access during normal business hours to all properties, books, accounts, records, contracts, and documents of or relating to Corporation. Selling Parties shall furnish or cause to be furnished to Buyer and its representatives all data and information concerning the business, finances, and properties of Corporation which may be requested by Buyer. Buyer reasonably shall cooperate with Shareholder in its exercise of its rights under this Paragraph 4.1 so as to minimize any interference with the operations of Corporation.

                   4.2 CONDUCT OF BUSINESS. Selling Parties shall (i) carry on Corporation's business and operations diligently and in the same manner as prior to the date hereof, (ii) not make or institute any unusual or novel methods of manufacture, purchase, sale, lease, management, accounting, bidding or operation that vary from those historically used by Corporation, (iii) not collect any of Corporation's receivables in a manner inconsistent with historical practices, and (iv) preserve Corporation's relationships with suppliers, customers, and all others with whom Corporation does business. Selling Parties shall continue to act and perform as set forth in the prior sentence up to and through the Closing Date.

                   4.3 CORPORATE MATTERS. Corporation shall not (i) amend its articles of incorporation or bylaws; (ii) issue any shares of its capital stock;
(iii) issue or create any warrants, obligations, subscriptions, options, convertible securities, or other commitments under which any additional shares of its capital stock of any class might be directly or indirectly authorized or issued; or (iv) agree to do any of the acts listed above.

                   4.4 EMPLOYEES AND COMPENSATION. Corporation shall not do, nor agree to do, any of the following acts: (i) change any compensation payable or to become payable to any officer, employee, sales agent, or representative of Corporation, except for compensation increases pursuant to Corporation's normal schedules as set forth on Exhibit "S" hereto; (ii) make any change in benefits payable to any officer, employee, sales agent, or representative under any benefit, bonus or pension plan or other contract or commitment; or (iii) modify any collective bargaining agreement to which Corporation is a party or by which it may be bound.

                   4.5 NEW TRANSACTIONS. Corporation shall not do or agree to do, without Buyer's prior written consent, any of the following acts:

                        (a)  Enter into any contract, commitment, or
transaction not in the usual and ordinary course of its business, or which has a duration in excess of six months, and which obligates Corporation to pay an aggregate amount in excess of $25,000, or to produce its products at a margin that is below the margin historically realized by Corporation for sales to the same or similar customers for the same or similar products;

                        (b) Make any capital expenditures in excess of $10,000 for any single item or $50,000 in the aggregate, or enter into any leases of capital equipment or property under which the annual lease charge is in excess of $25,000; or

                        (c) Sell or dispose of any capital assets with a net book value exceeding $5,000, individually, or $25,000 in the aggregate.

                   4.6 DIVIDENDS, DISTRIBUTIONS, AND ACQUISITIONS. Corporation shall not: (i) declare, set aside, or pay any dividend or make any distribution in respect of its capital stock; (ii) directly or indirectly purchase, redeem, or otherwise acquire any shares of its capital stock; or (iii) enter into any agreement obligating it to do any of the foregoing.

                   4.7  PAYMENT OF LIABILITIES AND WAIVER OF CLAIMS.
Corporation shall not do, or agree to do, any of the following: (i) pay any obligation or liability, fixed or contingent, other than current liabilities,
(ii) waive or compromise any right or claim; or (iii) cancel, reduce or extend the time for payment or performance of any note, loan, or other obligation owing to Corporation.

                   4.8 EXISTING AGREEMENTS. Corporation shall not modify, amend, cancel, or terminate any of its existing contracts or agreements, or agree to do any of those acts.

                   4.9 CONSENTS OF OTHERS. As soon as reasonably practical after the execution and delivery of this Agreement, and in any event on or before the Closing Date, Selling Parties shall obtain all consents (collectively, the "Consents") required to consummate the transactions set forth herein in compliance with all applicable laws, rules and regulations, this Agreement and all other agreements, contracts and leases to which Corporation and/or Shareholder is a party (including all change of control provisions). Selling Parties will furnish to Buyer executed copies of the Consents. Buyer shall use its best efforts promptly to execute and deliver any documents and instruments that may be reasonably required in order to assist Selling Parties in obtaining such consents; provided, however, that Buyer shall not be obligated under this Paragraph 4.9 to execute any guaranty, assumption of liability, or other document or instrument requiring it to assume obligations not contemplated by this Agreement.


              5.   INFORMATION TO BE HELD IN CONFIDENCE

              Buyer agrees that unless and until the Closing, Buyer and its officers, directors, and other representatives will hold in strict confidence, and will not use to the detriment of Shareholder or Corporation any confidential information regarding Corporation or its operations obtained by Buyer in connection with this Agreement or the transaction contemplated herein. If the transactions contemplated herein are not ultimately consummated, Buyer will return to Selling Parties all copies of information provided by Selling Parties to Buyers, and will continue to hold all information derived therefrom in confidence and refrain from using such information and knowledge to the detriment of the Selling Parties.


              6.   CONDITIONS PRECEDENT TO BUYER'S PERFORMANCE

              The obligations of Buyer to purchase the Shares under this Agreement are subject to the satisfaction, at or before the Closing, of all the conditions set forth below in this Paragraph 6. Buyer may waive any or all of these conditions in whole or in part without prior notice; provided, however, that no such waiver of a condition shall constitute a waiver by Buyer of any of its other rights or remedies, at law or in equity, if Shareholder or Corporation shall be in default of any of their respective or joint representations, warranties, or covenants under this Agreement.

                   6.l ACCURACY OF REPRESENTATIONS AND WARRANTIES. Except as otherwise permitted by this Agreement, all representations and warranties by each or both of Selling Parties in this Agreement, or in any written statement that shall be delivered to Buyer by either of them under this Agreement, shall be true on and as of the Closing Date.

                   6.2 PERFORMANCE BY SELLING PARTIES. Selling Parties each shall have performed, satisfied, and complied with all covenants, agreements, and conditions required by this Agreement to be performed or complied with by either or both of them on or before the Closing Date.

                   6.3 NO MATERIAL ADVERSE CHANGE. Since July 31, 1996, there shall not have been any adverse change in the financial condition or the operations of Corporation, and Corporation shall not have sustained any material loss or damage to its business or assets, whether or not insured.

                   6.4 ABSENCE OF LITIGATION. No action, suit, or proceeding before any court or any governmental body or authority, pertaining to this Agreement and the transaction set forth herein, or to its consummation, or against you, Corporation or any assets of Corporation shall have been instituted or threatened on or before the Closing Date.

                   6.5 FINANCIAL POSITION. Corporation's financial position as reflected on its balance sheet dated July 31, 1996, of the Financial Statements shall not have suffered any material adverse change, or change outside of Corporation's ordinary course of business, prior to the Closing Date.

                   6.6 SHAREHOLDER APPROVAL. The execution, delivery and performance of this Agreement by Shareholder shall have been duly authorized by all necessary corporate action, and Buyer shall have received copies of all resolutions pertaining to that authorization, certified by the secretary of Shareholder.

                   6.7 CONSENTS. Selling Parties shall have obtained the Consents and delivered to Buyer copies thereof.

                   6.8 APPROVAL OF DOCUMENTATION. The form and substance of all certificates, instruments, opinions, and other documents delivered to Buyer under this Agreement shall be satisfactory to Buyer and its counsel.

                   6.9 RESIGNATIONS. Selling Parties shall have delivered to Buyer written resignations of all officers and directors of Corporation requested by Buyer, and shall have caused any other action to be taken with respect to said resignations that Buyer reasonably may request.

                   6.10 DELIVERIES. Shareholder shall have made the deliveries set forth in Paragraph 8.3 hereof.


              7.   CONDITIONS PRECEDENT TO SELLING PARTIES' PERFORMANCE

              The obligations of Shareholder to sell and transfer the Shares, and of Corporation to perform its obligations, under this Agreement are subject to the satisfaction, at or before the Closing, of all the following conditions. Shareholder may waive any or all of these conditions in whole or in part without prior notice; provided, however, that no such waiver of a condition shall constitute a waiver by Shareholder of any of its other rights or remedies, at law or in equity, if Buyer should be in default of any of its representations, warranties, or covenants under this Agreement.

                   7.1 ACCURACY OF REPRESENTATIONS AND WARRANTIES. All representations and warranties by Buyer contained in this Agreement or in any written statement delivered by Buyer under this Agreement shall be true on and as of the Closing Date as though such representations and warranties were made on and as of that date.

                   7.2 BUYER'S PERFORMANCE. Buyer shall have performed and complied with all of its covenants and agreements, and satisfied all of its conditions, set forth in this Agreement that it is required by this Agreement to perform, comply with, or satisfy on or before the Closing.

                   7.3 BUYER'S CORPORATE APPROVAL. The execution, delivery and performance of this Agreement by Buyer shall have been duly authorized by all necessary corporate action.

                   7.4 ABSENCE OF LITIGATION. No action, suit, or proceeding before any court or any governmental body or authority, pertaining to this Agreement or the transactions set forth herein or the consummation thereof, shall have been instituted or threatened on or before the Closing Date.

                   7.5 DELIVERIES. Buyer shall have made the deliveries set forth in Paragraph 8.4 hereof.


              8.   THE CLOSING

                   8.1 TIME AND PLACE. The transfer of the Shares by Shareholder to Buyer, and of all other documents and monies required to be transferred pursuant to the terms hereof (the "Closing"), shall take place at Hawker Pacific's Sun Valley offices at 12:00 noon local time, on November 25, 1996, or at such other time and place as the parties may agree (the "Closing Date").

                   8.2 EFFECTIVE DATE. Regardless of the Closing Date, the Closing shall be effective as of November 1, 1996 (the "Effective Date"). Upon the Closing, all of Corporations operations on and after the Effective Date shall be considered for all purposes as though the transaction set forth herein had been consummated at 12:01 a.m. on the Effective Date, except as specifically stated to the contrary in this Agreement.

                   8.3 SELLING PARTIES' OBLIGATIONS AT CLOSING. At the Closing, Shareholder shall deliver to Buyer the following instruments, in form and substance satisfactory to Buyer and its counsel:

                        (a) A certificate or certificates representing the Shares, registered in the name of Shareholder, duly endorsed by Shareholder for transfer or accompanied by an assignment of the Shares duly executed by Shareholder. On submission of that certificate or certificates to Corporation for transfer, Corporation shall issue to Buyer a certificate representing the Shares, registered in Buyer's name;

                        (b) The stock books, stock ledgers, minute books, and corporate seals of Corporation;

                        (c) An opinion of Selling Parties' counsel, Peter M. Kent, dated as of the Closing Date, in form and substance as attached hereto as Exhibit "T";

                        (d)  a noncompetition agreement executed by
Shareholder, in form and substance as attached hereto as Exhibit "U";

                        (e) The written resignations of all officers and directors of Corporation pursuant to Paragraph 6.9 hereof;

                        (f) An Environmental Indemnity Agreement (the "Indemnity") executed by BTR, in form and substance as attached hereto as Exhibit "V", dated as of the Closing Date; and

                        (g) Certified resolutions of Shareholder's board of directors, in form satisfactory to counsel for Buyer, authorizing the execution and performance of this Agreement and all actions to be taken by Buyer under this Agreement.

                   8.4 BUYER'S OBLIGATIONS AT CLOSING. At the Closing, Buyer shall deliver to Shareholder the following:

                        (a) A wire transfer or transfers in the aggregate amount of Twenty-Nine Million Two Thousand Eight Hundred Sixty-One Dollars and 00/100 ($29,002,861.00) to an account designated by Shareholder (Shareholder hereby acknowledges receipt of Eight Hundred Thousand Dollars ($800,000) previously disbursed to Shareholder by Buyer); and

                        (b) Certified resolutions of Buyer's board of directors, in form satisfactory to counsel for Selling Parties, authorizing the execution and performance of this Agreement and all actions to be taken by Buyer under this Agreement.


              9.   OBLIGATIONS AFTER CLOSING

                   9.1 SELLER'S INDEMNITY. Subject to Paragraph 9.3 hereof, Shareholder and BTR jointly and severally shall indemnify, defend, and hold harmless Corporation and Buyer against and in relation to any and all claims, demands, actions, causes of action, losses, costs, expenses, obligations, liabilities, damages, recoveries, and deficiencies, including interest, penalties, and reasonable attorneys' fees and costs (collectively, the "Losses"), that either or both may incur or suffer, which arise, result from, or relate to (i) any breach by Shareholder of any of its representations or warranties, and/or the failure of either or both of Selling Parties to perform any of their respective covenants or agreements, set forth in this Agreement or in any schedule, certificate, exhibit, or other instrument furnished or to be furnished by Selling Parties under this Agreement, (ii) without in any way limiting the foregoing, (a) any tax, employment or other governmental audit or investigation of Corporation in relation to its activities and operations prior to the Closing Date, and/or any non-payment or improper payment by either of Selling Parties of any taxes or fees owed by Corporation or Shareholder prior to the Closing Date, and/or (b) any litigation existing prior to the Closing Date, or arising in relation to matters which occurred prior to the Closing Date. Any amounts due Buyer pursuant to this Paragraph 9.3 promptly shall be paid by Shareholder.

              9.2 INDEMNITY OF SHAREHOLDER. Buyer and Corporation jointly and severally shall indemnify, defend, and hold harmless Shareholder against and in relation to any and all Losses that Shareholder may incur as a result of (i) Corporation's operations after the Closing, (ii) Buyer's failure to perform any covenant or agreement set forth herein, (iii) Corporation's failure to pay after the Closing Date any liabilities included in Corporation's balance sheet dated as of October 31, 1996, or any other liabilities of Corporation existing on or after the Closing date, unless specifically agreed to be paid by Shareholder pursuant to this Agreement, the Indemnity or any other agreement referenced herein or (iv) Buyer's breach of its representations and warranties set forth herein. Any Losses arising in relation to Shareholder's negligence or willful misconduct are excluded from Shareholder's indemnity coverage under this Paragraph 9.4.

              9.3  SURVIVAL OF REPRESENTATIONS, WARRANTIES AND COVENANTS.
Except for Shareholder's representations and warranties in Paragraph 2.13.a. hereof, each of the representations and warranties made by Shareholder and Buyer in this Agreement shall survive for a period of three (3) years after the Closing Date, on which date they shall terminate. Notwithstanding anything in this Agreement to the contrary, no action of any type for indemnification or otherwise with respect to breach of any representation or warranty may be brought, and the party making such representation or warranty shall have no obligation with respect thereto, unless written notice thereof specifying with reasonable particularity the claimed breach shall have been delivered to the indemnifying party on or before the expiration of the above specified survival period.

              9.4  CLAIMS

                   a. Either party hereto shall request indemnification for any particular claim (with respect to such claim, the "Indemnified Party") by giving the party from whom indemnification is requested (with respect to such claim, the "Indemnifying Party") written notice within thirty (30) days after the Indemnified party received notice or knowledge of the matter that gives or could give rise to a right of indemnification under this Agreement. Such notice shall state the amount of Losses, if known, and the method of computation thereof, all with reasonable particularity, and shall contain a reference to the provisions of this Agreement pursuant to which indemnification is claimed. Failure of the Indemnified Party to give notice within said thirty (30) day period shall not be deemed a waiver of its rights hereunder except to the extent such failure shall have actually prejudiced the Indemnifying Party or caused it to incur additional costs, expenses or liabilities; provided, however, that nothing herein shall extend the limitations period set forth in Paragraph 9.3 hereof.

                   b. With respect to any Losses arising from any third party claim (a "Third Party Claim"), the Indemnified Party shall give the Indemnifying Party written notice thereof within thirty (30) days after receiving notice of any Third Party Claim. The Indemnifying Party shall be permitted, at its option, to participate with counsel of its own choosing and at its expense in the defense of any such Third Party Claim conducted by the Indemnified Party. If, however, the Indemnifying Party acknowledges in writing its obligation to indemnify the Indemnified Party against any Losses that may result from any Third Party Claim, then the Indemnifying Party shall be entitled, at its option, to assume and control the defense of such Third Party Claim at its expense and through counsel of its choice upon giving the Indemnified Party written notice of its intention to do so, and so long as (i) the Indemnifying Party defends the Third Party Claim in a continuous, diligent and reasonable manner in light of the potential consequences thereof on the indemnified party, and (ii) the Indemnified Party and its operations will not be impacted adversely thereby, except to the extent necessary to implement a commercially reasonable settlement with respect to a Third Party Claim (and if said impact is in excess of $5,000, it shall be considered a part of Losses). If the Indemnifying Party exercises said right, the Indemnified Party shall make available to the Indemnifying Party all pertinent records, materials and information in its possession or under its control as reasonably requested by the Indemnifying Party. Similarly, if the Indemnified Party is, directly or indirectly, conducting the defense of any Third Party Claim, the Indemnifying party shall cooperate with the Indemnified Party and make available to it all such records, materials and information in the Indemnifying Party's possession or under its control as reasonably requested by the Indemnified Party. No Third Party Claim may be settled by the Indemnifying Party without the written consent of the Indemnified Party, not to be unreasonably withheld; provided, however, that if such settlement involves the payment of money only and the Indemnified Party is totally indemnified for such payment and will not suffer any precedential or other adverse effects therefrom, and the Indemnified Party refuses to consent thereto, the Indemnifying Party shall cease to be obligated with respect to such Third Party Claim. The Indemnified Party shall not settle any Third Party Claim which is being defended in good faith by the Indemnifying Party.

              9.5  LIMITATIONS.

                        9.5.1 DEDUCTIBLE; CEILING. Notwithstanding anything contained in Sections 9.1 and 9.2 to the contrary, the Indemnified Party shall not be entitled to bring a claim for any Losses until such time that the Losses, either individually or in the aggregate, equal or exceed Two Hundred Thousand Dollars ($200,000). Said limitation shall not apply to (a) Buyer's indemnity obligation pursuant to clause (iii) of Paragraph 9.2 hereof, or (b) Shareholder's and BTR's indemnity obligation pursuant to clause (i) of Paragraph
9.1 hereof in relation to the representation and warranty in 2.13.a. hereof. In no event shall the Indemnifying Party have an obligation to indemnify the Indemnified Party for any Losses by the Indemnified Party in excess of the purchase price set forth in Paragraph 1.2 hereof.

                        9.5.2 CALCULATION OF LOSSES. The parties shall account for tax benefits in determining the amount of Losses for purposes of this Paragraph 9, but not for the purposes of determining whether the threshold has been met pursuant to Paragraph 9.5.1 hereof.


              10.  PUBLICITY

              All notices and announcements (both written and verbal) to third parties, including to customers and vendors of Corporation, and all other publicity concerning the transactions set forth in this Agreement, shall be jointly planned and mutually agreed to by Buyer and Selling Parties. No party shall unreasonably withhold its consent to any such notices or announcements.


              11.  COSTS

                   11.1 FINDER'S OR BROKER'S FEES. Each party represents that it has dealt with no broker or finder in connection with this Agreement or the transactions set forth herein, and no broker or other person is entitled to any commission or finder's fee in connection with any of these transactions. Selling Parties and Buyer each shall indemnify, hold harmless and defend the other against any loss, liabilities, damages, costs, claim, actions, causes of actions or other expenses incurred by reason of any brokerage, commission, or finder's fee alleged to be payable because of any act, omission, or statement of the indemnifying party.

                   11.2 EXPENSES. Except as set forth in this Agreement to the contrary, each party hereto shall pay all costs and expenses incurred or to be incurred by it in negotiating and preparing this Agreement and in negotiating and consummating the transactions set forth herein.


              12.  REMEDIES

                   12.1 SPECIFIC PERFORMANCE AND WAIVER. Each party's obligation under this Agreement is unique. If any party should default in its obligations under this Agreement, the parties each acknowledge that it would be extremely impracticable to measure the resulting damages; accordingly, the nondefaulting party or parties, in addition to any other available rights or remedies, may sue in equity for specific performance, and the parties each expressly waive the defense that a remedy in damages will be adequate.

                   12.2 TERMINATION. If either Buyer or Selling Parties default in the due and timely performance of any of its or their representations, warranties, covenants, or agreements set forth in this Agreement, the nondefaulting party or parties may on the Closing

Date give notice of termination of this Agreement, in the manner provided in Paragraph 13.1 hereof. Said notice shall specify with particularity the default or defaults on which the notice is based. Such termination shall be effective upon receipt thereof by the defaulting party or parties.


              13.  GENERAL PROVISIONS

                   13.1 NOTICES. All notices and other communications pertaining hereto shall be in writing and shall be deemed to have been given when delivered personally, or one day after being sent by facsimile machine, with printed receipt of confirmation, or two days after being sent overnight courier, postage prepaid, to the following addresses or to such other address or addresses as any of the parties hereto may from to time in writing designate hereunder:

              To Shareholder:

              BTR, Inc.
              333 Ludlow Street
              Stamford, Connecticut 06902
              Attention: Peter M. Kent, Esq.

              To Buyer:
              c/o Unique Investment Corporation
              1831 South Ritchey Street
              Santa Ana, California 92705
              Facsimile: (714) 258-2040
              Attention: Daniel J. Lubeck

                   13.2 TIME. Time is the essence in this Agreement with respect to every provision in which time is a factor.

                   13.3 ENTIRE AGREEMENT. This Agreement contains the entire agreement of the parties hereto pertaining to the subject matter hereof, fully supersedes all prior agreements, understandings or discussions between the parties hereto pertaining to the subject matter hereof, and no change in, modification of or addition, amendment or supplement hereto shall be valid unless set forth in writing signed and dated by each of the parties hereto following the signing of this Agreement. None of the parties hereto has executed this Agreement in reliance upon any promise, representation, warranty, covenant or agreement not expressly set forth in this Agreement.

                   13.4 SURVIVAL. All statements contained in this Agreement; exhibits to this Agreement; instruments, certificates and opinion provided in relation to this Agreement; shall be deemed incorporated into this Agreement and, as applicable, to be representations and warranties under this Agreement. All representations and warranties made in relation to this

Agreement shall be true and correct as of the Effective Date and Closing Date, and shall survive the Closing. All indemnity obligations and other covenants and agreements of the parties hereto shall survive the Closing and shall be continuing, valid and enforceable obligations after the Closing.

                   13.5 APPLICABLE LAW. The existence, validity, construction and operational effect of this Agreement, and the respective rights and obligations of each of the parties hereto, shall be determined in accordance with the laws of the State of California. In addition:

                        a. INVALIDITY. In the event any provision of this Agreement is found to be prohibited by law or is otherwise held invalid, such provision shall be ineffective only to the extent of such prohibition or invalidity and shall not invalidate or otherwise render ineffective any or all of the remaining provisions of this Agreement.

                        b. EQUAL DRAFTING. This Agreement shall be construed as if equally drafted by each of the parties hereto.

                        c. NO PARTNERSHIP RELATIONSHIPS. Neither this Agreement nor any other document shall be construed as creating a partnership relationship between or among the parties hereto.

                        d. NO IMPLIED WAIVERS. The failure of any of the parties hereto to insist at any time upon the strict performance of any provision of this Agreement or to act upon or exercise any right or remedy available or possibly available to such party or parties, whether hereunder, under any other document, at law or in equity, shall not be interpreted as a waiver or a relinquishment of any such provision, right or remedy unless specifically expressed in writing signed by such party or parties and no payment hereunder or otherwise shall constitute any such writing.

                        e. PARTIES. Nothing in this Agreement, whether express or implied, is intended to confer any rights or remedies under or by reason of this Agreement on any persons other than the parties hereto and their respective successors and assigns, nor is anything in this Agreement intended to relieve or discharge the obligation or liability of any third persons to any party to this Agreement, nor shall any provision hereof give any third persons any right of subrogation or action over or against any party to this Agreement.

                   13.6 ATTORNEYS FEES. In the event of any dispute or disagreement between the parties hereto concerning the subject matter hereof, including the interpretation of any provision or term hereof and the determination of whether a dispute exists hereunder, any and all expenses, including attorneys' and accountants' fees and costs, reasonably incurred by the prevailing party in relation to such dispute or disagreement shall be paid by the nonprevailing party.

                   13.7 FURTHER ASSURANCES. Except as otherwise expressly provided hereunder, each of the parties hereto, without further consideration, does hereby covenant and

                   13.10 SUCCESSORS. This Agreement shall be binding upon and shall inure to the benefit of the successors and assigns of the parties hereto.

   IN WITNESS WHEREOF, the parties to this Agreement have duly executed it on the 27th day of November, 1996.

                        BTR DUNLOP, INC.
                        a Delaware corporation



                        By:  illegible
                           -----------------------------------------------
                             Name:
                                  ----------------------------------------
                             Its:
                                  --------------------------------------



                        BTR, INC.
                        a Delaware corporation



                        By:  illegible
                           -----------------------------------------------
                             Name:
                                  ----------------------------------------
                             Its:
                                  --------------------------------------



                        HAWKER PACIFIC, INC.
                        a California corporation



                        By:  /s/ David L. Lokken
                           -----------------------------------------------
                             David L. Lokken
                             President



                        AQHAWK, INC.
                        a California corporation



                        By:  /s/ Daniel J. Lubeck
                           -----------------------------------------------
                             Daniel J. Lubeck
                                    President

                          ENVIRONMENTAL INDEMNITY AGREEMENT



              THIS ENVIRONMENTAL INDEMNITY AGREEMENT (the "Agreement") is made and effective as of this 27 day of November, 1996 by and among BTR DUNLOP, INC., a Delaware corporation ("Indemnitor"), AQHAWK, INC., a California corporation ("Indemnitee"), and HAWKER PACIFIC, INC. a California corporation ("Company").


                                       RECITALS


              WHEREAS, pursuant to that certain Agreement for the Purchase and Sale of Stock (the "Purchase Agreement") dated as of the date hereof by and among the parties hereto, Indemnitee purchased one hundred percent (100%) of the issued and outstanding stock of Company. Said stock purchase was effective as of 12:01 a.m. November 1, 1996 (the "Effective Date").

              WHEREAS, as a material part of the consideration and value delivered by Indemnitor in said stock purchase, and as a material inducement to Indemnitee to enter into the Purchase Agreement and consummate said stock purchase, Indemnitor desires to indemnify, defend and hold harmless Indemnitee and Company as set forth herein.

              NOW, THEREFORE, for good and valuable consideration, the receipt and adequacy of which are hereby acknowledged and agreed to, the parties hereto agree as follows:


              1.   Indemnity

              Indemnitor shall indemnify, defend, and hold harmless Indemnitee and Company, and their respective officers, directors, shareholders, employees and agents from, against and in relation to any and all claims, demands, actions, causes of action, losses of any type or nature, costs, expenses, obligations, liabilities, damages, recoveries, and deficiencies, including interest, penalties and reasonable attorneys', accountants' and other professionals' fees and costs, (collectively, the "Losses") that either or both may suffer or incur which arise, result from, or relate in any way to any third party Claim (as defined below) arising, resulting from or in any way relating to the existence, manufacture, processing, distribution, use, treatment, storage (whether in underground storage tanks or otherwise), disposal, transport, handling, emission, discharge, or release of any Hazardous Materials (as defined below) on, around, in or originating in whole or part from any property upon which any of Company's operations are or at any time were located, or for which Company or Indemnitee otherwise could be found liable or responsible in any way. As used herein, the term "Hazardous Materials" shall mean any substance or material (i) the presence of which requires investigation or remediation under any applicable law; (ii) that is defined as a "hazardous waste" or "hazardous substance" under any applicable law; (iii) that is toxic, explosive, corrosive, flammable, infectious, radioactive, carcinogenic, mutagenic or otherwise hazardous, or registered as such by any applicable authority; (iv) the presence of which causes a nuisance to adjacent properties or poses a threat to the health or safety of others; (v) the presence of which on adjacent properties constitutes a trespass; and/or (vi) that is or contains gasoline, diesel fuel or other petroleum hydrocarbons, polychlorinated biphenols or asbestos. Indemnitor's obligations pursuant to this Paragraph 1 shall be limited to Losses arising, resulting from or in any way relating to Hazardous Materials which, as they existed on or prior to the Effective Date, could give rise to a Claim. For purposes of this Agreement, "Claim" shall mean any private, public, governmental, regulatory or administrative claim, action, suit, investigation and/or other proceeding initiated by any entity not affiliated with Indemnitee or Company or their predecessors in interest.


              2.   San Fernando Valley Basin Actions

              The parties hereto acknowledge and agree that there currently are various actions (collectively, the "SFVB Actions") relating to contamination located in the San Fernando Valley Basin; including actions filed in or about October 1993 by the United States of America and the State of California naming Company and other defendants. Indemnitor acknowledges and agrees that the SFVB Actions and all matters related thereto are fully covered within the scope of Paragraph 1 hereof. Without otherwise limiting in any way Indemnitor's obligations under Paragraph 1 hereof, Company agrees to pay those certain existing and known settlement payments for SFVB Actions described in Exhibit "A" hereto (collectively, the "Settlements") in an aggregate amount not to exceed Six Hundred Fifty-Seven Thousand Dollars ($657,000), plus an additional One Hundred Seventy-Four Thousand Five Hundred Dollars ($174,500). Should Company's payment obligations in relation to the Settlements exceed said maximum amount, Indemnitor shall be responsible for such excess. Except for Company's payment of the Settlements, nothing in this Paragraph 2 is intended to nor shall be interpreted as limiting any other obligations of Indemnitor in relation to the Settlements, the SFVB Actions or otherwise, including the ongoing timely payment of attorneys' fees and costs pursuant to Paragraph 3 below.


              3.   Thresholds

              Indemnitee and/or Company may assert claims of any size under Paragraph 1 hereof in relation to any matters known to have existed on or prior to the Effective Date, including the SFVB Actions. Any other claims asserted by Indemnitee or Company hereunder must be in an amount not less than Ten Thousand Dollars ($10,000), but may be comprised of two or more claims which individually are less than said amount. Notwithstanding the foregoing, to the extent any claim asserted under Paragraph 1 hereof will require the retention and ongoing use of attorneys and/or other professionals, then Indemnitor promptly shall retain and timely shall pay the invoices of said attorneys and/or other professionals regardless of whether any invoice thereof meets the minimum amount required under this Paragraph 3.


              4.   Mechanics

                   a. If either of the indemnified parties hereunder receives notice of any threatened or pending Claim which may give rise to a claim for indemnification hereunder then the indemnified party promptly shall notify Indemnitor thereof in writing; provided, however, that no delay on the part of the indemnified party in so notifying shall relieve Indemnitor from any obligation hereunder unless, and solely to the extent that, Indemnitor is prejudiced by such delay.

              b. Indemnitor shall have the right to chose counsel for and manage the defense of any Claim so long as (I) Indemnitor notifies the indemnified party or parties in writing, within fifteen (15) days after Indemnitor's receipt of notice of the Claim, that Indemnitor fully will indemnify the indemnified party pursuant to the terms hereof, and (ii) Indemnitor manages defense of the Claim actively, diligently and in a reasonable manner in light of the potential consequences thereof on the indemnified party.

              c. So long as Indemnitor is conducting the defense of any Claim in accordance with Paragraph 4.b. above, neither Indemnitor nor the indemnified party shall consent to the entry of any judgment nor enter into any settlement with respect to any Claim without the prior written consent of the other, not to be unreasonably withheld or delayed.

              d. In the event Indemnitor fails to satisfy any of the conditions set forth in Paragraph 4.b. above, then the indemnified party may defend against the subject Claim with counsel of its choice, and consent to the entry of any judgment or enter into any settlement with respect to said Claim as it reasonably may deem appropriate.

              e. Indemnitor timely shall pay all obligations hereunder, including attorneys' and other professionals' fees and costs, on an ongoing basis consistent with Paragraph 3 above. To the extent Indemnitor fails timely to pay any amounts required hereunder, either indemnified party, at its option, shall have the right to pay the amounts on behalf of Indemnitor. In such event, the amounts so advanced shall be obligations of Indemnitor hereunder to the paying indemnified party, and shall bear interest at a rate equal to the lesser of fifteen percent (15%) per annum or the highest rate allowed by law.

              f. The indemnified parties reasonably will cooperate with Indemnitor in the defense of any Claim and in connection with any settlement or other action that might be required in relation thereto.


         5.   Insurance Coverage

         Indemnitor shall have the first right to seek and collect reimbursement under any applicable insurance in relation to any Claim. Said right of Indemnitor shall include payment for amounts paid by Company pursuant to Paragraph 2 hereof; provided, however, that (i) in the event Indemnitor elects in writing not to pursue any such reimbursement or coverage and Indemnitor shall not be prejudiced thereby, either of the indemnified parties shall have the right to do so at its own expense, and to retain any proceeds collected therefrom, and (ii) in the event (x) Indemnitor is fully reimbursed for all losses incurred in connection with the SFVB Actions, or is fully reimbursed except for an amount not in excess of $174,500, and (y) Company has paid more than $657,000 in connection with the SFVB Actions, then Indemnitor shall pay Company the lesser of (A) $174,500, (B) $174,500 minus the amount for which Indemnitor was not reimbursed, or (C) the amount in excess of $657,000 paid by Company. Company and Indemnitor covenant and agree reasonably to assist each other in relation to collecting under any insurance policy, including providing any information the other may have and assigning the subject claim if assignable and deemed necessary or helpful.


         6.   Miscellaneous

              6.1 NOTICES. All notices and other communications pertaining hereto shall be in writing and shall be deemed to have been given when delivered personally, or one day after being sent by facsimile machine, with printed receipt of confirmation, or two days after being sent overnight courier, postage prepaid, to the following addresses or to such other address or addresses as any of the parties hereto may from to time in writing designate hereunder:

         To Company:

         11310 Sherman Way
         Sun Valley, California 91352
         Facsimile: (818) 765-2416
         Attention: David L. Lokken, President

         To Indemnitee:

         c/o Unique Investment Corporation
         1831 South Ritchey Street
         Santa Ana, California 92705
         Facsimile: (714) 258-2040
         Attention: Daniel J. Lubeck, President

         To Indemnitor:

         333 Ludlow Street
         Stamford, Connecticut 06902
         Facsimile: (203) 324-0503
         Attention: Peter M. Kent, Esq.

         with a copy to:

         BTR Aerospace Group
         200-1780 Wellington Avenue
         Winnipeg, MB Canada R3H 1B3
         Facsimile: (204) 786-8610
         Attention: Robert Hamaberg

              6.2 TIME. Time is the essence in this Agreement with respect to every provision in which time is a factor.

              6.3 ENTIRE AGREEMENT. This Agreement contains the entire agreement of the parties hereto pertaining to the subject matter hereof, fully supersedes all prior agreements, understandings or discussions between the parties hereto pertaining to the subject matter hereof, and no change in, modification of or addition, amendment or supplement hereto shall be valid unless set forth in writing signed and dated by each of the parties hereto following the signing of this Agreement. None of the parties hereto has executed this Agreement in reliance upon any promise, representation, warranty, covenant or agreement not expressly set forth in this Agreement.

              6.4 SURVIVAL. The obligations of Indemnitor herein shall survive and continue indefinitely.

              6.5 SEPARATE OBLIGATION. Indemnitor acknowledges and agrees (I) that this Agreement is wholly separate from the Purchase Agreement and (ii) that Indemnitor cannot in any way use or assert any event or breach of any type under or related to the Purchase Agreement as a defense to performing its obligations hereunder, and if such a right does exist, that it hereby is wholly waived by Indemnitor.

              6.6  CONSIDERATION/ASSETS

                   6.6.1 CONSIDERATION. Indemnitor acknowledges and agrees that it has received full and adequate consideration for its commitment and performance hereunder regardless of the amount that Indemnitor ultimately may be required to pay hereunder, and that under no circumstances can Indemnitor use or assert inadequate consideration as a defense to preforming its obligations hereunder.

                   6.6.2 ASSETS. Indemnitor covenants and agrees that it shall not engage in or be the subject of any reorganization or transaction that results in the disposition of a substantial portion of its assets not in the ordinary course of business, unless Indemnitor shall, upon documentation reasonably acceptable to the indemnified parties and their counsel, substitute one of its affiliates as Indemnitor hereunder; provided, however, that such substituted affiliate shall have a tangible net worth not less than that of Indemnitor immediately prior to such reorganization or transaction.

              6.7 APPLICABLE LAW. The existence, validity, construction and operational effect of this Agreement, and the respective rights and obligations of each of the parties hereto, shall be determined in accordance with the laws of the State of California. In addition:

                   (a) INVALIDITY. In the event any provision of this Agreement is found to be prohibited by law or is otherwise held invalid, such provision shall be ineffective only to the extent of such prohibition or invalidity and shall not invalidate or otherwise render ineffective any or all of the remaining provisions of this Agreement.

                   (b) EQUAL DRAFTING. This Agreement shall be construed as if equally drafted by each of the parties hereto.

                   (c) NO PARTNERSHIP RELATIONSHIPS. Neither this Agreement nor any other document shall be construed as creating a partnership relationship between or among the parties hereto.

                   (d) NO IMPLIED WAIVERS. The failure of any of the parties hereto to insist at any time upon the strict performance of any provision of this Agreement or to act upon or exercise any right or remedy available or possibly available to such party or parties, whether hereunder, under any other document, at law or in equity, shall not be interpreted as a waiver or a relinquishment of any such provision, right or remedy unless specifically expressed in writing signed by such party or parties and no payment hereunder or otherwise shall constitute any such writing.

                   (e) PARTIES. Nothing in this Agreement, whether express or implied, is intended to confer any rights or remedies under or by reason of this Agreement on any persons other than the parties hereto and their respective successors and assigns, nor is anything in this Agreement intended to relieve or discharge the obligation or liability of any third persons to any party to this Agreement, nor shall any provision hereof give any third persons any right of subrogation or action over or against any party to this Agreement.

              6.8 ATTORNEYS FEES\JURISDICTION. In the event of any dispute or disagreement between the parties hereto concerning the subject matter hereof, including the interpretation of any provision or term hereof, any and all expenses, including attorneys' and accountants' fees and costs, reasonably incurred by the prevailing party in relation to such dispute or disagreement shall be paid by the nonprevailing party. Any such dispute shall be resolved in Los Angeles, California regardless of the forum.

              6.9 FURTHER ASSURANCES. Except as otherwise expressly provided hereunder, each of the parties hereto, without further consideration, does hereby covenant and agree to execute such documents, and to take such further action, as may be necessary to further the purposes of this Agreement and to otherwise act in good faith and deal fairly hereunder.

              6.10 COUNTERPARTS. This Agreement may be executed in several counterparts and all such executed counterparts together shall constitute one
(1) agreement binding on all of the parties.

              6.11 HEADINGS AND GENDER. The section headings used in this Agreement are intended solely for reference and shall not in any way or manner amplify, limit, modify or otherwise be used in the interpretation of any of the provisions hereof. The masculine, feminine and neuter gender, and the singular or plural number, shall be deemed to include the others whenever the context so indicates or requires. The term "knowledge" as it applies to a Corporation shall mean the knowledge of the corporation's officers, directors and key employees. The term "including" shall be deemed to mean "including, without limitation".

              6.12 ASSIGNMENT. Indemnitee and Company shall have the right to assign or otherwise transfer their right, title and interests under this Agreement. Indemnitor shall not have the right to assign or otherwise transfer its obligations under this Agreement without the prior written consent of Indemnitee and Company, which consent shall not be unreasonably withheld or delayed.

    IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the date first written above.

                   BTR DUNLOP, INC.
                   a Delaware corporation




                   By: /s/ J. S. Thompson
                      -------------------------------------
                        Name: J. S. Thompson
                             ------------------------------
                        Title:   President
                              ---------------------------



                   HAWKER PACIFIC, INC.
                   a California corporation



                   By: /s/ David L. Lokken
                      ------------------------------------------
                        David L. Lokken
                        President


                   AQHAWK, INC.
                   a California corporation


                   By: /s/ Daniel J. Lubeck
                      ------------------------------------------
                        Daniel J. Lubeck
                        President

                             TRADEMARK LICENSE AGREEMENT


    This Agreement is dated as of November 27, 1996 between BTR, Inc., a Delaware corporation ("Licensor"), Aqhawk, Inc., a California corporation ("Aqhawk"), and Hawker Pacific, Inc., a California corporation ("the Company").

    WHEREAS, Licensor is the owner, or is an affiliate of the owner, of the trademark and tradename set forth on SCHEDULE A, as well as various common law rights in those marks (hereinafter "the Marks"); and

    WHEREAS, Licensor and Aqhawk are parties to an Agreement of Purchase and Sale of Stock of even date herewith (the "Stock Purchase Agreement") whereby Licensor sold, transferred and assigned to Licensee, and Licensee purchased and acquired from Licensor all of the issued and outstanding common stock of the Company; and.

    WHEREAS, in accordance with the Stock Purchase Agreement, Licensor desires to grant to Aqhawk and the Company (collectively the "Licensee"), and Licensee desires to acquire from Licensor, the sole right and license to use the Marks in connection with the sale of the products and services identified in SCHEDULE B hereto (hereinafter the "Covered Products").

    NOW, THEREFORE, and in consideration of the mutual promises and covenants hereinafter contained, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Licensor and Licensee hereby agree as follows:

I.  GRANT OF LICENSE

    A. Licensor grants to Licensee, subject to the limitations set forth in this Agreement, the sole and exclusive, royalty free right and license to use the Marks in connection with the Covered Products and the non-exclusive right and license to use the Marks in connection with all other operations of Company. Licensor and its affiliates retain the non-exclusive right to use the Marks for all other purposes and to the extent being used on the date hereof other than by the Company in connection with the Covered Products.

II. USE OF THE MARK

    A. Licensee shall use the Hawker name only in conjunction with the word Pacific (i.e. "Hawker Pacific") and will seek on that basis to distinguish the products and services sold by Licensee from products and services sold by Licensor's affiliate Hawker Pacific PTY Limited.

    B. Licensee acknowledges that Licensor or its affiliates own the Marks, agrees that it will do nothing inconsistent with such ownership and agrees to reasonably assist Licensor in recording this Agreement with appropriate government authorities. Licensee agrees that nothing in this License shall give Licensee any right, title or interest in the Marks other than the right to use the Marks in accordance with this License and Licensee agrees that it will not attack the title of Licensor to the Marks or attack the validity of this License.

    C. Licensee shall comply with all applicable laws and regulations and obtain all appropriate government approvals pertaining to the sale, distribution and advertising of the Covered Products. Licensee agrees to cooperate with Licensor in assuring such goods shall conform to such standards.

III. DURATION AND GEOGRAPHIC SCOPE OF LICENSE

    A. This License shall be effective as of the date first written above, (the "Commencement Date"), and shall remain in effect until the date Licensee is terminated in accordance with this Section III.

    B. Should Licensee ever discontinue the use of any Mark with the intent not to resume such use, this License may be terminated by Licensor upon ninety
(90) days written notice with respect to such Mark, if Licensee shall not have resumed use of the Mark within such ninety day period. Such intent not to resume use shall be presumed if the Mark is not used by Licensee for a period of at least twelve (12) months.

    C. Licensor shall have the right to terminate this License with respect to any Mark upon sixty days written notice to Licensee in the event of any breach of any provisions of this Agreement with respect to such Mark by Licensee, if such breach shall be continuing at the end of such sixty day period.

    D. Upon the termination of this Agreement with respect to a Mark or the termination of this Agreement, Licensee agrees to immediately discontinue all use of such Mark or Marks, as the case may be, provided however, that in the event of a termination other than due to a default by Licensee, Licensee may continue to use the Marks on existing inventory and, to the extent already marked, on work in progress.

    E.   The geographic scope of the license granted herein shall be worldwide.

IV. INDEMNIFICATION AND PROTECTION OF THE MARK

    A. At the request of Licensee, Licensor shall apply to register any unregistered marks in the name of Licensor for the Covered Products. Licensor shall use reasonable commercial efforts to obtain registrations thereof, and shall maintain such registrations in full force and effect. Licensee shall cooperate with Licensor to obtain and maintain said registrations. The cost of obtaining and maintaining said registrations made at Licensee's request shall be borne by Licensee. Licensor shall only be required to make such applications if Marks, when used with respect to the Covered Products, are not adequately protected, as reasonably determined by Licensor, by existing registrations of Marks. In no event shall Licensee attempt to register any Mark as used in conjunction with its own name.

    B. Licensee shall promptly notify Licensor of any and all infringements, imitations, simulations or other illegal use or misuse of the Marks which come to Licensee's attention. As sole owner of the Marks, Licensor shall determine whether to take any action in the courts, administrative agencies or otherwise to prevent the infringement, imitation, simulation or other illegal use or misuse of the Marks; provided that if Licensor elects not to take such action with respect to the Marks, Licensee shall have the right to take such action at its expense. In this event, Licensor shall cooperate in such action with Licensee, at Licensee's expense, and Licensee shall be entitled to any money damages awarded in connection therewith or, to the extent practicable, the benefit of any other remedy awarded in connection therewith.

    C. Licensee shall, upon request, reasonably assist Licensor in connection with any matter pertaining to the protection of Marks licensed to Licensee whether in the courts, administrative or quasi-judicial agencies, or otherwise.

V.  REPRESENTATIONS OF LICENSOR

    Licensor represents as follows:


    A. To its actual knowledge, the Marks do not infringe any rights owned or possessed by any third party nor, to its actual knowledge, is any third party infringing the rights of Licensor with respect to the Marks.

    B. It has not previously granted rights in the Marks inconsistent with this Agreement.

    C. It has the right and authority to license the use of the Marks as set forth herein.

VI. AMENDMENT OF AGREEMENT

    No Modifications, changes, or additions to this Agreement shall be effective except by Written amendment executed by both parties hereto.

VII. FORCE MAJEURE

    Neither party hereto shall be liable to perform any duty or obligation that either may have under this Agreement where such failure has resulted from any act of God, fire, labor dispute or any other cause outside the reasonable control of the party who had the duty to perform.

VIII. SEVERABILITY

     The invalidity of any provision of this Agreement shall not affect the enforceability of any other provisions of this Agreement. The invalidity of any provision of this Agreement shall merely render such invalid provision ineffective.

IX  JOINT AND SEVERAL LIABILITY

    The Company and Aqhawk shall be jointly and severally liable for the obligations of Licensee hereunder.

X   CERTAIN TRANSITIONAL AND OTHER RIGHTS.

    Licensor recognizes that certain inventory and labels and containers therefor, as well as promotional material relating to such inventory owned by the Company on the date hereof will bear the trademarks "BTR" and "Hawker Siddeley" and their respective logos, which are not being licensed to the Licensee after the date hereof (the "Excluded Marks"). Licensor agrees that Licensee will be permitted to use such inventory and such labels, containers and promotional material for a reasonable period not to exceed eighteen (l8) months after the Closing. Except for the limited right to use the Excluded Marks as provided herein, Licensee shall have no right to use such marks. Licensee shall have no rights whatsoever to use the trademark and tradename Dunlop, the Dunlop logo or any derivations thereof except in connection with and as expressly provided pursuant to the Repair, Overhaul, Exchange, Warranty and Distribution Agreement between Dunlop Limited, Aviation Division and Hawker Pacific, Inc. dated November 1, 1996 or otherwise agreed to in writing by the appropriate Dunlop entity.

XI. Attorneys Fees

    In the event of any dispute or disagreement between the parties hereto concerning the subject matter hereof, including the interpretation of any provision or term hereof and the determination of whether a dispute exists hereunder, any and all expenses, including attorneys' and accountants' fee and costs, reasonably incurred by the prevailing party in relation to such dispute or disagreement shall be paid by the nonprevailing party.

XII. Indemnity

    Licensor shall indemnify, defend and hold harmless Licensee from, against and in relation to any and all claims, demands, actions, causes of action, losses of any type or nature, costs, expenses, obligations, liabilities, damages, recoveries, and deficiencies, including interest, penalties and reasonable attorneys', accountants' and other professionals' fees and costs, (collectively, the "Losses") that Licensee may suffer or incur in relation to any breach of Licensor hereunder.

                                      SCHEDULE A
                                      ----------

1.  Hawker Pacific

2.

                                        [LOGO]

                                 HAWKER PACIFIC INC.

                                      SCHEDULE B
                                      ----------

Repair and overhaul of aircraft landing gear.

IN WITNESS WHEREOF, the parties have executed this agreement as of the date first above written.

LICENSOR:                                   LICENSEE:




BTR, INC.                                   AQHAWK, INC.



By:   [ILLEGIBLE]                           By: /s/ DANIEL LUBECK
    ----------------------                      --------------------------
Its:  President                             Its:  President
    ----------------------                      --------------------------

                               AGREEMENT NOT TO COMPETE

         THIS AGREEMENT NOT TO COMPETE (the "Agreement") is made and effective as of the 27th day of November, 1996 by and between BTR, INC., a Delaware corporation ("Seller"), BTR DUNLOP, INC., a Delaware corporation ("BTR Dunlop"), on behalf of AQHAWK, INC., a California corporation ("Buyer").


                                       RECITALS

         A. Pursuant to the terms of that certain Agreement of Purchase and Sale of Stock (the "Stock Agreement") of even date herewith by and among Seller, BTR Dunlop, Buyer, and Hawker Pacific, Inc., a California corporation ("Company"), Buyer is buying from Seller one hundred percent of the issued and outstanding stock of Company. All capitalized terms used herein shall be defined as set forth in the Stock Agreement unless specifically defined herein.

         B. It is a condition to the consummation, and a material part, of the transactions set forth in the Stock Agreement that Seller and BTR Dunlop (collectively, "BTR") enter into this Agreement and be bound by its terms.

         C. BTR desires to accept such consideration and to execute and be bound by the terms hereof.

         NOW, THEREFORE, for good and valuable consideration, the receipt and adequacy of which are hereby acknowledged and agreed to, BTR and Buyer hereby agree as follows:



         1.   Covenant Not To Compete.

         BTR hereby covenants and agrees that neither entity nor any affiliate, parent, subsidiary thereof (collectively, the "BTR Parties") shall directly or indirectly, acting alone, as a member of a partnership or other business entity or as a holder of any security or any class of securities issued by a corporation or other business entity or as a consultant, agent or representative of any corporation, partnership or any other business entity:

              a. Engage now or in the future in any business, trade or any other enterprise substantially similar to, or directly or indirectly in competition with Company's repair and overhaul of aircraft landing gear business (the "Core Business") as conducted on the date hereof; or extend or assist in arranging credit to establish or conduct any such business or permit its or their name(s), reputation or affiliations to be used in connection with any such business; or

              b. Request, induce or attempt to influence any current, future or prospective customer or supplier of Company regarding its Core Business to limit, curtail, cancel or otherwise affect any of its business with Company.

              c. Notwithstanding the foregoing, the BTR Parties shall not be in violation of this Agreement solely by reason of investing in stock, bonds or other securities of any business that otherwise would be a violation hereof (but without otherwise participating in such company) so long as (i) such stock bonds or other securities are listed on any national securities exchange or have been registered under Section 12(g) of the Securities Exchange Act of 1934, and (ii) such investment does not exceed, in the case of any class of the capital stock of any one issuer, 5% of the issued and outstanding shares of such capital stock, or, in the case of bonds or other securities, 5% of the aggregate principal amount thereof issued and outstanding. In addition, any BTR Party may acquire an interest in any entity which carries on the Core Business provided that (1) the Core Business is not a principal business of the entity acquired, and (2) the applicable BTR Party sells or disposes of such Core Business as soon as reasonably practicable (having regard to relevant market factors and the interests of the group of companies of which BTR is a part), but in any event within one (1) year after its acquisition. Nothing herein shall require BTR to divest an existing BTR Party.


         2.   Term

         The term of this Agreement shall be three (3) years commencing on the date hereof; provided, however, that said term shall be extended by any period of time during which a breach exists hereunder.


         3.   Remedy For Breach

         BTR acknowledges and agrees that Paragraphs l.a and b and hereof are separate and distinct commitments independent of each other; that said Paragraphs are reasonable and necessary to protect the legitimate interests of Buyer; and that Buyer has no adequate remedy at law for any breach or threatened or attempted breach by BTR thereof. Accordingly, BTR agrees that Buyer may, in addition to any and all other remedies that may be available to Buyer hereunder or at law, commence proceedings in equity for an injunction temporarily or permanently enjoining any BTR Party from breaching or threatening or attempting any breach hereunder, and to command specific performance by said breaching party. For purposes of any such proceeding in equity, it shall be presumed and it is hereby agreed by the parties hereto that the remedies at law available to Buyer would be inadequate, and that Buyer would suffer immediate and irreparable harm as a result of the violation of any provision hereof.


         4.   Legal Fees.

         In the event of any dispute or disagreement between the parties hereto regarding or arising in relation to this Agreement or the enforcement hereof, the prevailing party or parties in any such dispute or disagreement, including any proceeding in equity pursuant to Paragraph 2 hereof, shall be entitled to recover from the nonprevailing party or parties, in addition to any other award to which such party or parties may be entitled, all fees, costs and expenses (including all attorney fees and costs) incurred by the prevailing party or parties in connection with such dispute or proceeding and any appeals therefrom.


         5.   Consent to Partial Enforcement; Severability

         The Parties hereto intend that the provisions of Paragraph 1 hereof shall be enforced to the fullest extent permitted in each jurisdiction in which enforcement is sought. If any of the provisions set forth in Paragraph 1 hereof are deemed by any court, or other authority with jurisdiction, to be invalid, unenforceable or overly broad, said court or other authority may reduce, amend or reform such provisions to a scope which it deems reasonable under the circumstances. If any one or more provisions hereof are held to be invalid or unenforceable, the validity and enforceability of the remaining provisions and portions hereof shall not be affected thereby. This Agreement shall be governed by, and construed in accordance with, the laws of the State of California, exclusive of the laws concerning conflicts of laws.


         6.   Independent of Other Agreements

         No course of dealing among Buyer and any BTR Party, and no delay by Buyer in exercising any right, power or remedy hereunder, in equity or at law, shall constitute a waiver of, or otherwise prejudice, any such right, power or remedy of Buyer.


         7.   Knowledge; Advise of Counsel

         BTR represents and warrants to Buyer that each has read and understands each of the provisions of this Agreement, and that each has sought and obtained legal counsel before agreeing to be bound by the terms hereof. BTR acknowledges and agrees that Buyer would not have entered into the Stock Agreement or paid the consideration called for therein or herein but for the execution, delivery and performance by BTR of this Agreement.


         8.   Adequate Consideration

         BTR acknowledges and agrees that it has received full and adequate consideration for its commitment and performance hereunder, and that under no circumstances can Indemnitor use or assert inadequate consideration as a defense to preforming its obligations hereunder.

         9.   Miscellaneous.

         This Agreement constitutes the entire Agreement and supersedes all prior and contemporaneous agreements and understandings, written and oral, among the parties hereto regarding the subject matter hereof. This Agreement is not intended to confer upon any person or entity any rights or remedies hereunder or with respect to the subject matter hereof except as expressly set forth herein and shall inure to the benefit of and be enforceable by the successors, assigns and designees of Buyer. In the event Buyer merges into and becomes part of Company, all benefits of Buyer hereunder shall be fully assigned to and transferred to Company.

         IN WITNESS WHEREOF, this Agreement is executed by the parties hereto as of the date first above written.

              BTR DUNLOP, INC.
              a Delaware corporation



              By:
                 ------------------------------------------
                         Name:
                              ------------------------------
                         Title:
                              ------------------------------



              BTR, INC.
              a Delaware corporation



              By:
                 ------------------------------------------
                         Name:
                              -----------------------------
                         Title:
                              -----------------------------



              AQHAWK, INC.
              a California corporation



              By:
                 ------------------------------------------
                   Daniel J. Lubeck
                   President

                                   PROMISSORY NOTE

                            DATED AS OF: NOVEMBER 27,1996

PRINCIPAL AMOUNT:       $19,178,841.00

         FOR VALUE RECEIVED, the undersigned, AQHAWK, INC., a California corporation ("Maker"), promises to pay to the order of HAWKER PACIFIC, INC., a California corporation ("Lender") the Principal Amount set forth above together with interest accrued thereon from the date hereof, until this Promissory Note.

    1. MATURITY. This Promissory Note is payable on demand by the holder, and in any event on December 31, 2003.

    2. INTEREST. Maker promises to pay interest on the unpaid Principal Amount of this Promissory Note from the date first written above, until all amounts due hereunder are paid in full, at the lower of the following (such rate being the "Interest Rate"):

         (i) the blended rate of interest paid or payable by Lender to Bank of America National Trust and Savings Association pursuant to the Business Loan Agreement referred to below; or

         (ii) the maximum rate of interest permitted by applicable law.

         It is the intention of the Maker that the obligations hereunder strictly comply with all applicable usury laws and, accordingly, any amount of interest paid hereunder which is in excess of that permitted by applicable laws shall be applied first to principal and, if all principal has been repaid, remitted to the Maker upon demand.

         Reference is made to the Business Loan Agreement of even date herewith between Lender and Bank of America National Trust and Savings Association. This Promissory Note is the Intercompany Note referred to therein.

    3. DEFAULT INTEREST. If any amount payable under this Promissory Note is not paid in full when due then, subject to the limitation set forth in Section 2, Maker agrees to pay interest on demand on the unpaid amount at the per annum interest rate equal to the Interest Rate plus 3%, from the date such amount was due until payment of such amount in full.

    4. PREPAYMENT. Maker may, at its option and without premium or penalty, prepay the Principal Amount, either in whole or in part, in such amount as it shall determine, together with interest on the amount prepaid.

    5. METHOD OF PAYMENT.

         a. All sums payable to the Lender under this Promissory Note shall be payable in United States Dollars in same day funds not later than 10:00 a.m. Los Angeles time on the day in question to the account of the Lender as specified by the Lender to Maker.

         b. All payments by Maker hereunder shall be made without set-off or counterclaim and free and clear of and without deduction for any and all taxes, levies, imposts, deductions or withholdings whatsoever.

    6. COSTS AND EXPENSES. Maker agrees to pay on demand all losses, costs and expenses (including counsel fees, disbursements and expenses) incurred in connection with the enforcement of this Promissory Note, including losses, costs and expenses sustained by the Lender as a result of a default hereunder.

    7. GOVERNING LAW. This Promissory Note shall be governed by and interpreted in accordance with the laws of the State of California

                                  AQHAWK, INC.,
                                  a California corporation

                                  By:    /s/ Daniel J. Lubeck
                                       ----------------------------------------
                                  Daniel J. Lubeck, President



PAY TO THE ORDER OF
                   ----------------------------------------------

HAWKER PACIFIC, INC.

By:     /s/ Daniel L. Lubeck
      -----------------------

Title:  President/CEO
      -----------------------


                                         -2-